Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2022–USNCH12209

dated May 16, 2022 relating to
Preliminary Pricing Supplement No. 2022–USNCH12209

dated May 16, 2022

Registration Statement Nos. 333-255302 and 333-255302-03

Filed Pursuant to Rule 433

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due December 4, 2028

Term Sheet to Preliminary Pricing Supplement No. 2022-USNCH12209 dated May 16, 2022

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlying:	S&P 500® Index
Pricing Date*:	May 31, 2022
Issue Date*:	June 3, 2022
Stated Principal Amount:	$1,000 per note
Payment at Maturity (per note):

•   if the final average underlying value is greater than the initial underlying value: $1,000 plus the greater of: (i) the minimum return; and (ii) $1,000 × [(final average underlying value – initial underlying value) / initial underlying value] × participation rate;

•   if the final average underlying value is less than or equal to the initial underlying value: $1,000 plus the minimum return

Participation Rate:	At least 110%, to be determined on the pricing date
Minimum Return:	2% of the stated principal amount ($20.00 per note)
Valuation Dates*:	Quarterly on the 27th day of each February, May, August and November, beginning in August 2022 and ending on November 27, 2028 (the “final valuation date”)
Maturity Date*:	December 4, 2028
Initial Underlying Value:	The closing value of the underlying on the pricing date
Final Average Underlying Value:	The arithmetic average of the closing values of the underlying on the valuation dates
Calculation Agent:	Citigroup Global Market Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 4.75%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 2.50% and WFA may receive a distribution expense fee of 0.12%.
CUSIP / ISIN:	17330FZQ7 / US17330FZQ70
United States Federal Tax Considerations:	See the preliminary pricing supplement.

* subject to change

** In addition, CGMI may pay a fee of up to 0.50% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the notes on the pricing date will be at least $900.00 per note, which will be less than the public offering price. The estimated value of the notes is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/0000200245/000095010322008510/
dp173056_424b2-us2292535.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors Relating to the Notes” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors Relating to the Notes” section in the accompanying product supplement. Please review those risk disclosures carefully.

•      You May Not Receive Any Return On Your Investment In The Notes In Excess Of The Minimum Return.

•      The Notes Do Not Pay Interest.

•      The Potential For A Return On The Notes At Stated Maturity In Excess Of The Minimum Return Is Based On The Average Performance Of The Underlying During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Underlying As Measured From Its Initial Underlying Value To Its Closing Value At Or Near Stated Maturity.

•      You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlying.

•      Although The Notes Provide For The Payment Of The Stated Principal Amount Plus The Minimum Return At Maturity, You May Nevertheless Suffer A Loss On Your Investment In Real Value Terms.

•      The Notes Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•      The Notes Are Riskier Than Securities With A Shorter Term.

•      The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•      Sale Of The Notes Prior To Maturity May Result In A Loss Of Principal.

•      The Estimated Value Of The Notes On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•      The Estimated Value Of The Notes Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•      The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

•      The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Notes From You In The Secondary Market.

•      The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•      We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•      Our Offering Of The Notes Is Not A Recommendation Of The Underlying.

•      The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•      We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•      The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Notes.

•      Changes That Affect The Underlying May Affect The Value Of Your Notes.

•      The Stated Maturity Date May Be Postponed If The Final Valuation Date Is Postponed.

•      You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, underlying supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

2